FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226123-09

From:	Spg Syndicate Jpm (JP MORGAN SECURITIES) <sjpm2@bloomberg.net>
Sent:	Thursday, June 25, 2020 8:27 AM
Subject:	★LAUNCH★ $628.296MM JPMDB 2020-COR7 **PUBLIC CMBS**

JPMDB COMMERCIAL MORTGAGE SECURITIES TRUST 2020-COR7 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2020-COR7

JOINT BOOKRUNNERS:	J.P. MORGAN SECURITIES LLC, DEUTSCHE BANK SECURITIES INC. AND GOLDMAN SACHS & CO. LLC
CO-MANAGERS:	JEFFERIES LLC AND DREXEL HAMILTON, LLC
RATING AGENCIES:	S&P/FITCH/KBRA
OFFERING TYPE:	SEC-REGISTERED

***OFFERED CERTIFICATES - PUBLIC***

CLS	RATINGS (S/F/K)	SIZE ($MM)	WAL (YR)	CERT C/E	CERT LTV	CERT NOI DEBT YLD	LAUNCH (S+)	TARGET $PX
A-1	AAA/AAA/AAA	13.360	2.76	30.000%	39.8%	15.3%	80	~100-00
A-2	AAA/AAA/AAA	49.250	4.68	30.000%	39.8%	15.3%	120	~103-00
A-3	AAA/AAA/AAA	80.800	6.51	30.000%	39.8%	15.3%	118	~101-00
A-4	AAA/AAA/AAA	145.000	9.14	30.000%	39.8%	15.3%	118	~101-00
A-5	AAA/AAA/AAA	193.813	9.56	30.000%	39.8%	15.3%	120	~103-00
A-SB	AAA/AAA/AAA	26.960	7.00	30.000%	39.8%	15.3%	110	~103-00
A-S	AA-/AAA/AAA	56.374	9.70	22.250%	44.2%	13.8%	155	~103-00
B	NR/AA-/AA	25.460	9.70	18.750%	46.1%	13.2%	230	~103-00
C	NR/A-/A-	37.279	9.70	13.625%	49.1%	12.4%	330	WAC CPN

TIMING
ANTICIPATED ALLOCATIONS:	9:15AM EST
ANTICIPATED PRICING:	11:30AM EST
ANTICIPATED SETTLEMENT:	ON OR ABOUT JUNE 30, 2020

JPM SPG SYNDICATE CONTACTS
ANDY CHERNA	212-834-4154
JENNIFER KORNBLAU	212-834-4154
KAILIN TWOMEY	212-834-4154

JPM CMBS BANKING CONTACTS
KUNAL SINGH	212-834-5467
BRAD HORN	212-834-9708
HARRIS RENDELSTEIN	212-834-6737

JPM CMBS TRADING DESK CONTACTS
AVINASH SHARMA	212-834-3111
DERRICK FETZER	212-834-3111

DEUTSCHE BANK CMBS BANKING CONTACTS
LAINIE KAYE	212-250-5270
NATALIE GRAINGER	212-250-1254

DEUTSCHE BANK TRADING DESK CONTACTS
RYAN HORVATH	212-250-5149
DAN PENN	212-250-5149

GOLDMAN SACHS CMBS BANKING CONTACTS
LEAH NIVISON	212-357-2702
SCOTT EPPERSON	212-934-2882
JUSTIN PETERSON	212-902-4283

GOLDMAN SACHS SYNDICATE CONTACTS
SCOTT WALTER	212-357-8910
ALEX SMITH-CONSTATINE	212-855-9035

GOLDMAN SACHS CAPITAL MARKETS CONTACTS
MARK ROMANCZUK	212-902-0290
NITIN JAGGA	212-855-9035

*******************************************************************************

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (800) 408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. You should not reply to this announcement. Any reply e-mail communications, including those you generate by using the “Reply” function on your e-mail software, will be ignored or rejected. This notice does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where such offer or solicitation would be unlawful, and does not constitute an offer to sell or a solicitation of an offer to buy or an advertisement in respect of securities in any province or territory of Canada other than the provinces of Ontario, Quebec, Alberta, British Columbia, Nova Scotia and New Brunswick unless the issuer has securities listed or quoted on one of the exchanges or markets referred to in the definition of “OTC Issuer” in Multilateral Instrument 51-105. Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

-------------------------------------------------------------------------------
This message is confidential and subject to terms at www.jpmorgan.com/emaildisclaimer including on confidentiality, legal privilege, viruses and monitoring of electronic messages. If you are not the intended recipient, please delete this message and notify the sender immediately. Any unauthorized use is strictly prohibited.

Any message from Sales and Trading is subject to terms at www.jpmorgan.com/salesandtradingdisclaimer, is a "solicitation" only as that term is used within CFTC Rule 1.71 and 23.605, and where it is an "investment recommendation" as that term is defined in MAR visit www.jpmm.com/#mardisclosures.

For J.P. Morgan Research disclosures, visit www.jpmm.com/research/disclosures.